Exhibit (a)(24)

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Westwicke Partners, LLC
VP Finance & Investor Relations	Stefan Loren, Ph.D. (sloren@westwicke.com)
(858) 314-5824	(858) 356-5930
Debra P. Crawford	Robert Uhl (robert.uhl@westwicke.com)
Chief Financial Officer	(858) 356-5932
(858) 314-5708

For Immediate Release

SANTARUS ANNOUNCES AVAILABILITY OF AMENDED TENDER OFFER MATERIALS

SAN DIEGO (December 30, 2013) – Santarus, Inc. (NASDAQ: SNTS) today announced that on December 20, 2013 it filed an amendment (the “Amendment”) to its Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), originally filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2013. The Schedule 14D-9 relates to the tender offer by Willow Acquisition Sub Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”), to purchase any and all of the issued and outstanding shares of Santarus’ common stock, par value $0.0001 per share, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share (collectively, the “Shares”), at a purchase price of $32.00 per Share, net to the seller thereof in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 3, 2013 (as amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). The Offer is described in a Tender Offer Statement on Schedule TO (as amended or supplemented from time to time, the “Schedule TO”), filed by Salix, Salix Pharmaceuticals, Inc., a wholly owned subsidiary of Salix, and Purchaser with the SEC on December 3, 2013. The Offer to Purchase and Letter of Transmittal are filed as Exhibits (a)(1)(A) and (a)(1)(B), respectively, to the Schedule TO.

The Amendment provides additional disclosure about the Offer and Santarus, including, among other things, additional information regarding the financial analysis performed by Santarus’ financial advisor in connection with the Offer. The terms and conditions of the Offer remain the same, as set forth in the tender offer materials previously disseminated by Santarus, Salix and Purchaser. All of the tender offer materials, including the Amendment, are accessible to stockholders free of charge as set forth below.

Additional Information About the Tender Offer and Where to Find It

Under the terms of a definitive merger agreement, following completion of the Offer, Salix will acquire all remaining shares of Santarus common stock not tendered in the offer through a second step merger at the same price per share paid in the Offer. This press release is not an offer to buy nor a solicitation of an offer to sell any securities of Santarus. The Offer is being made pursuant to the Schedule TO filed with the SEC. In addition, Santarus has filed the Schedule 14D-9 with the SEC with respect to the Offer. Investors can obtain the Schedule TO, the Offer to Purchase, the Schedule 14D-9 and related materials with respect to the Offer and the merger, free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Santarus on Santarus’ website at www.santarus.com under “Investors – Financial Information – SEC Filings”. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE SCHEDULE 14D-9 AND ALL AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES IN THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.

About Santarus

Santarus, Inc. is a specialty biopharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by physician specialists. The company’s current commercial efforts are focused on five products. UCERIS® (budesonide) extended release tablets for the induction of remission in patients with active, mild to moderate ulcerative colitis and ZEGERID® (omeprazole/sodium bicarbonate) for the treatment of certain upper gastrointestinal disorders are promoted to gastroenterologists. GLUMETZA® (metformin hydrochloride extended release tablets) and CYCLOSET® (bromocriptine mesylate) tablets, which are indicated as adjuncts to diet and exercise to improve glycemic control in adults with type 2 diabetes, and FENOGLIDE® (fenofibrate) tablets, which is indicated as an adjunct to diet to reduce high cholesterol, are promoted to endocrinologists and other physicians who treat patients with type 2 diabetes. Full prescribing and safety information for Santarus’ products is available at www.santarus.com or by contacting Santarus at 1-888-778-0887.

Santarus’ product development pipeline includes the investigational drug RUCONEST® (recombinant human C1 esterase inhibitor). A Biologics License Application for RUCONEST for the treatment of acute angioedema attacks in patients with hereditary angioedema is under review by the U.S. Food and Drug Administration with a response expected in April 2014. Santarus is also developing rifamycin SV MMX®, which is in Phase III clinical testing for treatment of travelers’ diarrhea. In addition, the company is conducting a Phase IIa clinical study with SAN-300, an investigational monoclonal antibody, in patients with active rheumatoid arthritis. More information about Santarus is available at www.santarus.com.

Statements in this communication that are not a description of historical facts are forward-looking statements. Santarus has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this communication include without limitation statements regarding the planned completion of the Offer and the merger. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: uncertainties as to the timing of the Offer; uncertainties as to the percentage of Santarus stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; and other risks detailed in each of Salix’s and Santarus’ public periodic filings with the SEC, as well as the tender offer documents filed by Salix and Purchaser, and the Schedule 14D-9 filed by Santarus. Readers are cautioned not to place undue reliance on the forward-looking statements included in this communication, which speak only as of the date hereof. Neither Santarus nor Salix undertakes to update any of these statements in light of new information or future events, except as required by law

Santarus®, FENOGLIDE®, UCERIS® and ZEGERID® are registered trademarks of Santarus, Inc. GLUMETZA® is a trademark of Biovail Laboratories International S.r.l. licensed exclusively in the United States to Depomed, Inc. CYCLOSET® is a trademark of VeroScience LLC. MMX® is a trademark of Cosmo Technologies Limited. RUCONEST® is a trademark of Pharming Group N.V.

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